EXHIBIT 99.1
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           MOLECULAR DIAGNOSTICS INC. ADDS TO ITS GROWTH MOMENTUM
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     - APPOINTS PRESIDENT AND CHIEF OPERATING OFFICER AND INTERIM CHIEF
                             FINANCIAL OFFICER -

   CHICAGO, JUNE 10, 2002 - MOLECULAR DIAGNOSTICS, INC. (OTCBB: MCDG) announced today it has expanded its management team by appointing Stephen G. Wasko to serve as President and Chief Operating Officer and Michael A. Brodeur to serve as Interim Chief Financial Officer.

   Mr. Wasko will be primarily responsible for all operational aspects and the execution of Molecular Diagnostics' strategic plan for the InPath[TM] Cervical Cancer Screening System, an innovative cervical cancer screening system. Mr. Wasko will also support Peter Gombrich, Chairman and Chief Executive Officer of Molecular Diagnostics, on the formation and growth of strategic business alliances, and the direction of future licensing agreements.

   Mr. Wasko brings 20 years of experience in successfully managing and growing high technology businesses. Most recently, Mr. Wasko was Chief Financial and Business Development Officer at Perceptual Robotics, an Internet software firm, where he was in charge of financial management, business development, administration and strategic management. In that position, he created a premium valuation for the company, by delivering double-digit annual revenue growth, improving gross margin profitability and spearheading a company restructuring that ultimately led to the successful sale of the company. Mr. Wasko has experience in domestic and international mergers and acquisitions, creating strategic investments, forming joint ventures, and raising public and private equity investments, including leading the successful 1993 IPO of Illinois Superconductor Corporation. Mr. Wasko holds a Masters of Business Administration from the Harvard Business School, a Masters of Science from the University of Southern California and a Bachelor of Science from the University of Michigan.

   Mr. Brodeur will oversee and lead the financial operations for Molecular Diagnostics, including strategic and financial planning, financing and investment banking, Securities and Exchange Commission reporting requirements and controllership functions. Mr. Brodeur is currently a partner at Tatum CFO Partners LLP, a national partnership providing proven innovative CFO solutions to companies of all sizes and industries. He has over 25 years senior financial experience in highly competitive growth industries such as human capital solutions services, healthcare, biotechnology, clinical laboratories, and high-tech manufacturing in both the private and public sectors. Mr. Brodeur has exceptional capital markets skills as well as successful business development expertise. Mike is also a "Big-5" Certified Public Accountant.







   Mr. Brodeur commented, "In the last three months, I've had the opportunity to work closely with the MDI management and become intimately familiar with the market potential for the InPath System[TM]. I am excited to take a more active role as the interim CFO and assist MDI in achieving several key strategic milestones in the near-term."

   "Molecular Diagnostics is in a pivotal phase of its development as we approach many significant milestones for this year," stated Mr. Gombrich. "We are pleased that Stephen Wasko and Michael Brodeur have agreed to provide their expertise to MDI during this pivotal period."

   Mr. Gombrich added, "Steve is assuming a key leadership role in MDI as we transition from a development stage company to a global organization capable of generating significant product revenues. We believe that his experience, expertise and business acumen will be invaluable to the continued success and development of MDI's business."

   Mr. Gombrich concluded, "Mike has been instrumental over the last several months in assisting us in developing a strong financial platform while providing significant financial leadership to support our business objectives. His exceptional financial and capital markets experience will help our business maintain its momentum during this important time of growth."

   "I believe MDI's technology is positioned to change fundamentally the way in which cervical and other cancers are currently screened. We have a tremendous opportunity to create a comprehensive system for worldwide access to cervical cancer screening." stated Mr. Wasko. "I am pleased to be able to accept an instrumental role in helping MDI execute on its strategic plan and achieve success."

   ABOUT MOLECULAR DIAGNOSTICS, INC.

        Molecular Diagnostics develops cost-effective cancer screening systems, which can be utilized in a laboratory or at the point-of-care, to assist in the early detection of cervical, gastrointestinal, and other cancers. The InPath[TM] System is being developed to provide medical practitioners with a highly accurate, low-cost, cervical cancer screening system that can be integrated into existing medical models or at the point-of-care. Other products include SAMBA[TM] Telemedicine software used for medical image processing, database and multimedia case management, telepathology and teleradiology. Molecular Diagnostics also makes certain aspects of its technology available to third parties for development of their own screening systems.

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        Certain statements throughout this release are forward-looking.
        These statements are based on Molecular Diagnostics' current expectations and involve many risks and uncertainties, such as the possibility that clinical trials will not substantiate the Molecular Diagnostics' expectations with respect to the InPath[TM] System, and other factors set forth in reports and documents filed by Molecular Diagnostics with the Securities and Exchange Commission. Molecular Diagnostics undertakes no obligation to publicly update or revise any forward-looking statements contained herein